Exhibit 99.1

PRESS RELEASE

Contact:
Monique Greer
303-426-6262
mgreer@allos.com

Allos Therapeutics Announces FDA Accepts Pralatrexate NDA for Filing and Grants the Application Priority Review Status

WESTMINSTER, Colo., May 26, 2009 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the Company’s New Drug Application (NDA) for pralatrexate for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma (PTCL). The Company also announced that the FDA has granted the NDA priority review status and established a Prescription Drug User Fee Act (PDUFA) date of September 24, 2009 for a decision regarding approval of the NDA. Priority review designation is assigned to drugs that have the potential to provide a significant improvement compared to marketed products or provide a safe and effective therapy where no satisfactory therapy exists.

“We are pleased the FDA has accepted our application for filing and granted it priority review status, a designation that emphasizes the significant need for new agents that advance the treatment of patients with relapsed or refractory peripheral T-cell lymphoma,” said Paul L. Berns, president and chief executive officer of Allos Therapeutics, Inc. “Over the next several months, we will continue to work closely with the FDA to support their review of the NDA. If approved, pralatrexate would be the first agent approved by the FDA for the treatment of patients with relapsed or refractory PTCL and represents a potential first-to-market opportunity for Allos.”

The NDA is based on the results from the Company’s pivotal Phase 2 trial known as PROPEL (Pralatrexate in patients with Relapsed Or refractory PEripheral T-cell Lymphoma). The PROPEL trial was conducted under an agreement reached with the FDA under its Special Protocol Assessment, or SPA, process. Pralatrexate has orphan drug designation and fast track designation in the U.S. for the treatment of patients with T-cell lymphoma and orphan medicinal product designation in Europe for the treatment of PTCL. The Company believes the PROPEL trial is the largest prospectively designed single-agent trial conducted to date in patients with relapsed or refractory PTCL. The Company retains exclusive worldwide rights to pralatrexate for all indications.

About Pralatrexate

Pralatrexate is a targeted antifolate designed to accumulate preferentially in cancer cells. Based on preclinical studies, the Company believes that pralatrexate selectively enters cells expressing RFC-1, a protein that is over expressed on certain cancer cells compared to normal cells. Once inside cancer cells, pralatrexate is efficiently polyglutamylated, which leads to high intracellular drug retention. Polyglutamylated pralatrexate essentially becomes “trapped” inside cancer cells, making it less susceptible to efflux-based drug resistance.  Acting on the folate pathway, pralatrexate interferes with DNA synthesis and triggers cancer cell death.

About Peripheral T-cell Lymphoma

PTCL comprises a heterogeneous group of aggressive mature T- and NK-cell lymphomas that accounts for approximately 10% to 15% of new non-Hodgkin’s lymphoma (NHL) cases per year in the U.S. The American Cancer Society estimates that 66,000 new cases of NHL will be diagnosed in the U.S. in 2009. The Company estimates the current annual prevalence of PTCL in the U.S. to be approximately 9,500 patients. No pharmaceutical agents are currently approved for use in the treatment of either first-line or relapsed or refractory PTCL. In addition to those PTCL patients who do not respond to first-line treatment, a significant number of first-line multi-agent chemotherapy responders relapse or become refractory after treatment. According to the clinical literature, patients with aggressive PTCL have an overall five-year survival rate of only approximately 25% after first-line therapy.

About Allos Therapeutics, Inc.

Allos Therapeutics (Nasdaq: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer. The Company’s product candidate, pralatrexate, is a targeted antifolate designed to accumulate preferentially in cancer cells. In March 2009, the Company submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for approval to market pralatrexate for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma.  In May 2009, the FDA accepted the Company’s NDA for priority review and established a Prescription Drug User Fee Act date of September 24, 2009 for a decision regarding approval of the NDA.  In addition, pralatrexate is being evaluated in patients with non-small cell lung cancer, bladder cancer and a range of lymphoma sub-types. Allos currently retains exclusive worldwide rights to pralatrexate for all indications. For more information about the Company, visit www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the potential for pralatrexate to be the first agent approved by the FDA for the treatment of patients with relapsed or refractory PTCL, and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the design of or data collected from the PROPEL trial may not be adequate to demonstrate the safety and efficacy of pralatrexate for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support FDA approval; that the FDA may disagree with the Company’s interpretations of data from preclinical studies and clinical trials involving pralatrexate, including the PROPEL trial, or otherwise determine such data are not sufficient to support approval; that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that the Company may lack the financial resources and access to capital to support its future operations, including the potential commercialization of pralatrexate if approved for marketing. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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